Exhibit 4.3

REGADO BIOSCIENCES, INC.

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of the 18th day of December, 2012, by and among Regado Biosciences, Inc., a Delaware corporation (the “Company”), and the persons identified as “Series A Investors,” “Series B Investors,” “Series C Investors,” “Series D Investors” and “Series E Investors” on Schedule A attached hereto (collectively, the “Investors”) amending and restating the Second Amended and Restated Registration Rights Agreement, made as of December 18, 2009, by certain of the Investors named in the schedules thereto (the “Second Amended and Restated Registration Rights Agreement”).

RECITALS:

WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors and Series D Investors previously entered into the Second Amended and Restated Registration Rights Agreement; and

WHEREAS, the Company, the Series A Investors, the Series B Investors, the Series C Investors and Series D Investors wish to amend and restate the Second Amended and Restated Registration Rights Agreement; and

WHEREAS, each of the Series E Investors is a party to that certain Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated the date hereof, pursuant to which they are acquiring shares of the Company’s Series E Preferred Stock. Certain of the Company’s and the Series E Investors’ obligations under the Purchase Agreement are conditioned upon the execution and delivery by the Investors and the Company of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

SECTION 1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS.

1.1 Certain Definitions.

As used in this Agreement, the following terms will have the meanings set forth below:

(a) “Closing” will mean the date of the initial sale of shares of the Series E Preferred.

(b) “Commission” will mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Exchange Act” will mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same will be in effect from time to time.

(d) “Holder” or “Holders” will mean an Investor or Investors who hold(s) Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.2 and Section 1.13 hereof.

(e) “Initiating Holders” will mean any Holder or Holders of Registrable Securities who in the aggregate hold(s) more than fifty percent (50%) in interest of the Registrable Securities.

(f) “Investor” will mean each person named on Schedule A hereto.

(g) “Other Stockholders” will mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

(h) “Preferred Shares” will mean the Company’s Series A Preferred, the Company’s Series B Preferred, the Company’s Series C Preferred, the Company’s Series D Preferred and the Company’s Series E Preferred.

(i) “Registrable Securities” will mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Shares, and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement or conversion of the shares referenced in (i) above; provided, however, that Registrable Securities will not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or an exemption from registration under the Securities Act (including Rule 144), which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned or which may be sold by an Investor in a three (3) month period in an open market transaction pursuant to Rule 144.

(j) The terms “register,” “registered” and “registration” will refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(k) “Registration Expenses” will mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and expenses of one (1) counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but will not include Selling Expenses.

(l) “Restricted Securities” will mean any Registrable Securities required to bear the legend set forth in Section 1.2(c) hereof.

(m) “Rule 144” will mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(n) “Rule 145” will mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(o) “Second Closing Date” will mean the date of the Second Closing (as defined in the Purchase Agreement), which shall take place on or before June 30, 2013, upon such date determined by the Board of Directors of the Company, who shall determine the Second Closing Date no later than June 15, 2013.

(p) “Securities Act” will mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same will be in effect from time to time.

(q) “Selling Expenses” will mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

(r) “Series A Preferred” will mean the Company’s Series A Preferred Stock, $0.001 par value per share.

(s) “Series B Preferred” will mean the Company’s Series B Preferred Stock, $0.001 par value per share.

(t) “Series C Preferred” will mean the Company’s Series C Preferred Stock, $0.001 par value per share.

(u) “Series D Preferred” will mean the Company’s Series D Preferred Stock, $0.001 par value per share.

(v) “Series E Preferred” will mean the Company’s Series E Preferred Stock, $0.001 par value per share.

1.2 Restrictions on Transfer.

(a) Except as provided in the Third Amended and Restated Investors’ Rights Agreement dated as of the date hereof, each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until either:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.2 and (A) such Holder will have notified the Company of the proposed disposition and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Notwithstanding the provisions of Sections 1.2(a)(i) and (ii) above, no such registration statement or opinion of counsel will be necessary for a transfer involving a sale by a Holder (A) which is a partnership, to its partners or retired partners in accordance with their interests in the partnership; (B) which is a corporation, to its shareholders in accordance with their interest in the corporation; (C) which is a limited liability company, to its members or former members in accordance with their interest in the limited liability company; or (D) to the Holder’s immediate family member or a trust for the benefit of an individual Holder; provided that, in each case, a condition precedent to any such transfer is that the transferee agrees to be subject to the terms of this Section 1.2 to the same extent as if such transferee were an original Holder hereunder.

(c) Each certificate representing Registrable Securities will (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or the Company’s charter documents):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(d) The Company will be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder will have obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

1.3 Demand Registration.

(a) If the Company will receive from the Initiating Holders at any time after the earlier of (i) the third anniversary of the Second Closing Date or (ii) six (6) months after the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public, a written request that the Company effect any registration with respect to Registrable Securities held by such Initiating Holders such that the aggregate offering price to the public for the Registrable Securities offered would not be less than Seventy-Five Million Dollars ($75,000,000.00), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) subject to Section 1.3(b), as soon as practicable, use its best efforts to effect such registration within ninety (90) days of the date of such notice in Section 1.3(a)(i) above (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

The Company will not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.3:

(A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) after the Company has initiated two (2) such registrations pursuant to Section 1.3(a) (counting for these purposes only registrations which have been declared or ordered effective and registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear all the Registration Expenses relating to such registration);

(C) during the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing, and ending on a date one hundred eighty (180) days after the effective date, of a Company-initiated registration; provided, however, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; and provided further that the Company uses commercially reasonable efforts to give notice to all Holders upon commencement of such period (and in any event, no later than thirty (30) days from the date the Company receives a registration request from Initiating Holders as provided for in Section 1.3(a));

(D) if the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.5 hereof.

In the event that a withdrawal of a registration by the Holders is based upon material adverse information relating to the Company that is different from the information made available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under this Section 1.3, such registration will not be treated as a counted registration for purposes of this Section 1.3 hereof.

(b) Subject to the foregoing clauses (A) through (D), the Company will file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company will furnish to such Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company will have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company will not defer its obligation in this manner more than once in any rolling twelve (12) month period.

The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 1.3(b), 1.3(d), and 1.3(e) hereof, include other securities of the Company, with respect to which registration rights have been granted and may include securities of the Company being sold for the account of the Company.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.3, and the Company shall include such information in the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in such registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.

(d) If the Company will request inclusion in any registration pursuant to Section 1.3 of securities being sold for its own account, or if other persons will request inclusion in any registration pursuant to Section 1.3, the Initiating Holders will, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 1. The Company will (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders, to which the Company has reasonably consented.

(e) Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration will be allocated as set forth in Section 1.14 hereof. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person will be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded will also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting will also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 1.3(e), then the Company will offer to all Holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with Section 1.14.

1.4 Company Registration.

(a) Whenever the Company proposes to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Sections 1.3 or 1.5 hereof), other than a registration relating solely to employee benefit plans or dividend reinvestment plans, or a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.4(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) If the registration for which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise the Holders as a part of the written notice given pursuant to Section 1.4(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.4 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 1.4, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from the Company’s initial public offering and reduce the number of Registrable Securities to be included in any other registered offering of the Company; provided that Registrable Securities shall not be reduced to less than ten percent (10%) of the total number of shares being registered in such other offering. If any Holder is unable to register shares of Registrable Securities in any offering other than the Company’s initial public offering as a result of the limitations set forth in this Section 1.4(b), no Holders shall be permitted to register shares in such offering other than the Holders who initiated such registration in the case of a demand registration. The Company will so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting will be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.14. If any person does not agree to the terms of any such underwriting or otherwise fails to comply with the provisions of this Agreement, he will be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting will be withdrawn from such registration.

If shares are so withdrawn from the registration or if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company will then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.14 hereof.

(c) The Company will have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by the Company in accordance with Section 1.6 hereof.

1.5 Registration on Form S-3.

(a) After its initial public offering, the Company will use its best efforts to qualify for registration on Form S-3 under the Securities Act or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 1, Holders of Registrable Securities will have the right to request registrations on Form S-3 (such requests will be in writing and will state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided, however, that the Company will not be obligated to effect any such registration: (i) if the Holders of Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price for each such offering to the public of less than Two Million Dollars ($2,000,000) (unless the Holders of Registrable Securities hold, in the aggregate, stock with a value of less than Two Million Dollars ($2,000,000), in which such case, this restriction shall not apply); (ii) with respect to any rolling twelve (12) month period if, during such period, the Company has effected two (2) such registrations (counting for these purposes only registrations which have been declared or ordered effective and registrations which have been withdrawn by the Holders as to which the Holders have not elected to bear all the Registration Expenses relating to such registration); (iii) in the event that the Company will furnish the certification described in paragraph 1.3(b) (but subject to the limitations set forth therein); (iv) within one hundred eighty (180) days of the effective date of any other preceding Company registration statement (other than on Form S-8 or Form S-3 with respect to employees’ stock or a dividend reinvestment plan); or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b) If a request complying with the requirements of Section 1.5(a) hereof is delivered to the Company, the provisions of Sections 1.3(a)(i) and (ii) and Section 1.3(b) (excluding reference to clauses (A) through (D) preceding such Section 1.3(b)) hereof will apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 1.3(c), 1.3(d), and 1.3(e) hereof (with the references to Section 1.3 therein deemed to refer to this Section 1.5) will in addition apply to such registration.

1.6 Expenses of Registration.

All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.3, 1.4 and 1.5 hereof will be borne by the Company whether or not the registration statement to which such Registration Expenses relate becomes effective; provided, however, that the Company will not be obligated to bear the Registration Expenses for more than two (2) registrations or qualifications made pursuant to Section 1.3 hereof and two (2) registrations or qualifications made pursuant to Section 1.5 hereof; provided, further, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 1.3 or 1.5 if the registration request is subsequently withdrawn at the request of the Initiating Holders or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 1.3(a) and 1.5(a)(i) are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Initiating Holders agree to forfeit their right to a demand registration pursuant to clause (B) of Section 1.3; provided, further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to a demand registration pursuant to clause (B) of Section 1.3. All Selling Expenses relating to securities so registered will be borne by the holders of the securities being registered pro rata on the basis of the number of shares of securities so registered on their behalf.

1.7 Registration Procedures.

In the case of each registration effected by the Company pursuant to Section 1 hereof, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

(a) keep such registration effective for a period of one hundred fifty (150) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such one hundred fifty (150) day period will be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred fifty (150) day period will be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(f) use its best efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or market on which similar securities issued by the Company are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form (provided that the applicable listing requirements are satisfied);

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement will conform materially with the provisions of Section 11(a) of the Securities Act;

(i) in connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 1.3 hereof, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions;

(j) Make available for inspection during normal business hours by any Holder of Registrable Securities covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, “Records”), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement; provided, however, that the Company shall not be obligated to make available for inspection or provide to a competitor of the Company information which the Board determines in good faith is proprietary information or make available or provide to such persons information under circumstances which the Company determines disclosure thereof would result in a loss to the Company of attorney-client privilege.

(k) Comply, and continue to comply during the period that such registration statement is effective under the Securities Act, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission with respect to the disposition of all securities covered by such registration statement, and not file any amendment or supplement to such registration statement or prospectus to which Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act, having been furnished with a copy thereof at least five (5) business days prior to the filing thereof (with respect to any amendment) or at least two (2) business days prior to the filing thereof (with respect to any supplement); and

(l) furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to the underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

1.8 Indemnification.

(a) The Company will indemnify each Holder, each of such Holder’s officers, directors, managers, members, partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any material violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter for any documented legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter. It is agreed that the indemnity agreement contained in this Section 1.8(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, severally and not jointly, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and other stockholder of the Company, and each of their officers, directors, managers, members, partners, and each person controlling such Holder or other stockholder, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, other stockholders, directors, officers, managers, members, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, in each case to the extent but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein provided, however, that the obligations of such Holder hereunder will not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent will not be unreasonably withheld); and provided, further, that in no event will any indemnification obligation under this Section 1.8 exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who will conduct the defense of such claim or any litigation resulting therefrom, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided, further, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability indemnified hereunder with respect to such claim or litigation. Each Indemnified Party will furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as will be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(f) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9 Information by Holder.

Each Holder of Registrable Securities will furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as will be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

1.10 Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company will not, without the prior written consent of the holders of at least a majority of the issued and outstanding Preferred Shares of the Company (determined on an as-converted to Common Stock basis) and Common Stock of the Company issued upon conversion of Preferred Shares, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights.

1.11 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) so long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon written request as to the Company’s compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.12 Delay of Registration; Furnishing Information.

(a) No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

(b) It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 1.3, 1.4 or 1.5 as to any Holder that such selling Holder will furnish to the Company in writing, within twenty (20) days after the Company’s written request, such information regarding himself, the Registrable Securities held by him and the intended method of disposition of such securities as will be required to effect the registration of his Registrable Securities.

(c) No Holder may participate in any underwritten registration pursuant to this Agreement unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required by the terms of such underwriting arrangements.

(d) Each Holder participating in a registration under this Agreement will agree to convert into shares of Common Stock that portion of his shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock to be registered pursuant to the corresponding registration prior to the effectiveness of the corresponding registration; provided, however, such conversion may be conditioned on the closing of the offering contemplated by such registration statement.

1.13 Transfer or Assignment of Registration Rights.

The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only to a transferee or assignee of not less than fifty percent (50% of the Registrable Securities initially issued to such Holder (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided, however, that, (i) the Company is given written notice at the time of or within thirty (30) days after transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (ii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Section 1, and (iii) the proposed transferee is not, in the Company’s reasonable opinion, a competitor of the Company or a party who is demonstrably hostile towards the Company. Notwithstanding the foregoing, the transfer of registration rights to (a) any partner or retired partner or member or former member of, or corporation, company, limited liability company, partnership, affiliated fund or other business entity which controls or is controlled by, or is under common control with, a Holder, (b) a family member of a Holder or trust for the benefit of any individual Holder, (c) any other Investor who has such registration rights, or (d) as provided by restrictions required by law, will be without restriction, provided in each case that such the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Section 1.

1.14 Allocation of Registration Opportunities.

In any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included will be allocated first to the Holders, then to any Other Stockholders requesting inclusion of shares, and then among the other selling stockholders requesting inclusion of shares, in each case pro rata on the basis of the number of shares of Registrable Securities and Other Shares that would be held by such Holders and other selling stockholders, assuming conversion; provided, however, that such allocation will not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or other selling stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, and the remaining portion of his allocation will be reallocated among those requesting Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and other selling stockholders, assuming conversion, and this procedure will be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and other selling stockholders have been so allocated. The Company will not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include Other Shares or shares held by stockholders with no registration rights or any other shares of stock issued to employees or consultants pursuant to a Company Stock Option Plan, or, with respect to registrations under Sections 1.3 or 1.5 hereof, in order to include in such registration securities registered for the Company’s own account.

1.15 Termination of Registration Rights.

The rights to request registration of certain capital stock of the Company pursuant to Sections 1.3, 1.4 and 1.5 hereof will terminate as to any Holder on the earlier to occur of: (i) when such Holder holds one percent (1%) or less of the total issued and outstanding shares of Common Stock (calculated on a fully diluted basis (as defined in the Third Amended and

Restated Investors’ Rights Agreement, dated as of the date hereof)), or (ii) when all of such Holder’s Registrable Securities may be sold or transferred under Rule 144 without the need to comply with any current public information, manner of sale or filing requirements. Further, the rights of the parties pursuant to Sections 1.3, 1.4 and 1.5 hereof shall terminate upon the fourth anniversary of the Company’s initial underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of capital stock for the account of the Company.

SECTION 2. MISCELLANEOUS.

2.1 Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the New York state courts located in New York County, New York, or the federal district courts of New York. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

2.2 Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

2.3 Entire Agreement; Amendment; Waiver.

This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of at least a majority of the Registrable Securities, and any such amendment, waiver, discharge or termination will be binding on all holders, but in no event will the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

2.4 Notices.

All notices and other communications required or permitted hereunder will be in writing and will be sent by facsimile or email or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, to the address, facsimile number or email address indicated on the signature pages of this Agreement, or at such other address, facsimile number or email address as such Holder or permitted assignee will have furnished to the Company in writing, or (b) if to the Company, to the address, facsimile number or email address indicated on the signature pages of this Agreement, or at such other address, facsimile number or email address as the Company will have furnished to each such Holder in writing. All such notices and other written communications will be effective on the date of confirmed receipt of facsimile transmission, confirmed receipt of email or delivery.

2.5 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement will impair any such right, power or remedy of such Holder nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, will be cumulative and not alternative.

2.6 Rights; Severability.

Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

2.7 Information Confidential.

Each party acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Securities Act or Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys, who are bound to conditions of confidentiality with respect to such information), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such party is required to disclose such information by a governmental body.

2.8 Titles and Subtitles.

The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

2.9 Counterparts.

This Agreement may be executed in any number of counterpart signature pages (including facsimile counterpart signature pages), each of which will be an original, but all of which, when taken together, will constitute one and the same instrument.

2.10 Attorneys’ Fees.

In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(The remainder of this page is intentionally left blank. The signature page follows.)

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

IN WITNESS WHEREOF, the foregoing Third Amended and Restated Registration Rights Agreement is hereby executed by the undersigned as of the date first above written.

COMPANY: REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, Ph.D.
Title:	President and Chief Executive Officer

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

INVESTORS: RMI INVESTMENTS, S.Á R.L.

By:	Vladimir Gurdus
Its Director

By:	/s/ Vladimir Gurdus

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

BAXTER HEALTHCARE CORPORATION

By:	/s/ Norbert Riedel

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

DOMAIN PARTNERS VI, L.P. By: One Palmer Square Associates VI, L.L.C. Its General Partner

By:	/s/ Kathleen Schoemaker
Name:	Kathleen Shoemaker
Title:	Managing Member

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

DP VI ASSOCIATES, L.P. By: One Palmer Square Associates VI, L.L.C. Its General Partner

By:	/s/ Kathleen Schoemaker
Name:	Kathleen Shoemaker
Title:	Managing Member

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

QUAKER BIOVENTURES, L.P. By: Quaker Bioventures Capital, L.P. Its General Partner By: Quaker Bioventures Capital, LLC Its General Partner

By:	/s/ Sherrill Neff

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

AURORA VENTURES V, LLC By: A.V. Management V, L.L.C, Its Managing Member

By:	/s/ B. Jefferson Clark
Name:	B. Jefferson Clark
Title:	Manager

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

/s/ Robert Kierlin
Robert Kierlin, Individually

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

CAXTON ADVANTAGE LIFE SCIENCES FUND, L.P. By: Caxton Advantage Venture Partners, L.P. Its General Partner By: Advantage Life Sciences Partners, LLC Its Managing General Partner

By:	/s/ Eric Roberts
Name:	Eric Roberts
Title:	Member

(Signature Page to Regado Biosciences, Inc. Registration Rights Agreement)

BIODISCOVERY 3 FCPR By: EDMOND DE ROTHSCHILD INVESTMENT PARTNERS, its management company

By:	/s/ Raphael Wisniewski
Name:	Raphael Wisniewski
Title:	Directeur Associé

(Signature page to Regado Biosciences, Inc. Registration Rights Agreement)

AURORA VENTURES IV, LLC By: A.V. Management IV, L.L.C, Its Managing Member

By:	/s/ B. Jefferson Clark
Name:	B. Jefferson Clark
Title:	Manager

SCHEDULE A

Series A Investors

Aurora Ventures IV, LLC

Robert Kierlin

Series B Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures IV, LLC

Robert Kierlin

Robert M. Bonczek

Jeffrey M. Lipton

Matton Venture Partners V

Claude T. Moorman, III, M.D.

Series C Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures IV, LLC

Robert Kierlin

Caxton Advantage Life Sciences Fund, L.P.

Robert M. Bonczek

Jeffrey M. Lipton

Matton Venture Partners V

Claude T. Moorman, III, M.D.

Series D Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures V, LP

Robert Kierlin

Caxton Advantage Life Sciences Fund, L.P.

BioDiscovery 3 FCPR

Christopher E. Courts

Series E Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures V, LLC

Robert Kierlin

Caxton Advantage Life Sciences Fund, L.P.

BioDiscovery 3 FCPR

RMI Investments, S.Á.R.L.

Baxter Healthcare Corporation